Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Enlight Renewable Energy Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.1 per share	Rule 457(a)	$337,456,000	0.0001102	$37,187.65
	Total Offering Amounts			$337,456,000		$37,187.65
	Total Fees Previously Paid					11,020.00
	Total Fee Offsets					—
	Net Fee Due			$337,456,000		$26,167.65

(1)	Includes offering price of any additional shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The Registrant previously paid $11,020.00 in connection with the initial filing of this registration statement for a proposed maximum aggregate offering price of $100,000,000.00 at a registration fee rate of $110.20 per million dollars.